Exhibit 10.2

Execution Version

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 18, 2022, by and among Advaxis, Inc., a Delaware corporation (“Parent”); and aMoon Growth Fund Limited Partnership, a Cayman Islands Exempted Limited Partnership (“Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Doe Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”); and

WHEREAS, as a condition of and inducement to Parent’s willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement, and other capitalized terms used herein have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder and are acquired after the date hereof and prior to the Expiration Date.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall not be deemed to be an Affiliate of Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Expiration Date” has the meaning set forth in Section 6.

“knowledge of Stockholder” means, for any Stockholder that is an individual, the actual knowledge of such Stockholder and, for any Stockholder that is not an individual, the actual knowledge of any officer of Stockholder.

“Liens” has the meaning set forth in Section 5(a).

“Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder as of the date hereof, as set forth on Schedule I.

“Permitted Transfer” has the meaning set forth in Section 3(a).

“Representatives” means, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, and other advisors, agents or representatives of such Person.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, and including the creation of any Liens) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

2. Agreement to Vote. Prior to the Expiration Date, at the Company Stockholders Meeting, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, Stockholder irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of Stockholder’s Covered Shares to, (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement;

(ii) in favor of any adjournment or postponement recommended by the Company with respect to the Company Stockholders Meeting to the extent permitted or required pursuant to Section 5.5(a) of the Merger Agreement;

(iii) against any Company Acquisition Proposal, except as expressly permitted by Section 5.2 of the Merger Agreement;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case except as expressly permitted by Section 5.2 of the Merger Agreement; and

(v) against any proposal, action or agreement that would reasonably be expected to (A) materially delay or postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Stockholder under this Agreement, (D) result in any of the conditions set forth in Section 6 of the Merger Agreement not being fulfilled or (E) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company. Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, prior to the Expiration Date, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares (other than a proxy card or broker instructions directing that the Covered Shares be voted in accordance with Section 2), (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, a Stockholder may Transfer Covered Shares (i) to effect a “cashless exercise” to pay the exercise price of Company Options or to satisfy such Stockholder’s Tax withholding obligations in connection with such exercise, as permitted pursuant to the terms of any of the Company Equity Awards, (ii) to effect a “net settlement” of Company RSUs to satisfy such Stockholder’s Tax withholding obligations upon the settlement of a Company RSU, as permitted pursuant to the terms of any of the Company Equity Awards, (iii), in the case of a Stockholder that is not an individual, to an Affiliate of such Stockholder and (iv), in the case of a Stockholder that is an individual, (A) to any member of such Stockholder’s immediate family, (B) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (C) upon the death of such Stockholder, and (D) by will, divorce decree, intestacy or other similar law; provided that any such Transfer referenced in clauses (iii)—(iv) shall be permitted only if the applicable transferee agrees in writing to be bound by the terms of this Agreement (a “Permitted Transfer”). Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio.

(b) Non-Solicitation. Prior to the Expiration Date, Stockholder hereby agrees that Stockholder shall not, and shall use its reasonable best efforts to cause its controlled Affiliates and Representatives not to, directly or indirectly:

(i) solicit, initiate, induce, encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

(ii) participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Company Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Company Acquisition Proposal;

(iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents;

(vi) take any action that could reasonably be expected to lead to a Company Acquisition Proposal except as expressly permitted by Section 5.2 of the Merger Agreement; or

(vii) resolve, publicly propose or agree to do any of the foregoing.

(c) Notification. Prior to the Company Stockholders Meeting, Stockholder shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by Stockholder, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent informed, on a current basis (and in any event within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Promptly following the execution and delivery of this Agreement, Stockholder shall and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room or any confidential or proprietary information relating to any potential Company Acquisition Proposal.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other securities or rights of the Company issued to or acquired by Stockholder. In the event of a Company Change in Recommendation, to the extent the Covered Shares (together will all shares of Company Common Stock subject to voting agreements entered into on the date hereof by and between Company stockholders and Parent) exceed 30% of the Company Outstanding Shares, then the number of shares of Company Common Stock subject to such voting agreements shall only be 30% of the Company Outstanding Shares in the aggregate, and the number of shares of Company Common Stock of each such Company stockholder subject to each such voting agreement shall be reduced proportionately based upon the number of shares of Company Common Stock subject thereto.

(b) Stop Transfer. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares, including authorizing the Company to, as promptly as practicable after the date of this Agreement, make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares unless such Transfer is a Permitted Transfer, provided that promptly following the earlier of (x) the Expiration Date and (y) obtaining the Company Stockholder Approval, any such stop transfer instructions imposed pursuant to this Section 4(b) shall be lifted.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided that nothing in this Section 4(c) shall restrict or prohibit Stockholder from asserting (x) its right to receive the Merger Consideration in accordance with the Merger Agreement and the DGCL or (y) counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement or the Merger Agreement, or from enforcing its rights under this Agreement.

(d) Communications. Stockholder shall not, and shall use reasonable best efforts to cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of any of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

(e) Additional Owned Shares. Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Stockholder is the sole record and beneficial owner of the Covered Shares. The Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by Stockholder on the date hereof, and Stockholder is not the beneficial owner of, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Owned Shares and any Additional Owned Shares. Stockholder (or its nominee or custodian for the benefit of Stockholder) has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such Owned Shares, if any, are now, and at all times prior to the Expiration Date will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement) (collectively, “Liens”).

(b) Organization and Qualification. If Stockholder is not an individual, Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(c) Authority. Stockholder has all necessary individual or entity power and authority and legal capacity to, and has taken all action necessary in order to, execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. If Stockholder is an individual and is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

(e) No Filings; No Conflict or Default. Except for any required filings under the any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, (iv) render Section 203 of the DGCL, or any other state takeover statute or similar statute or regulation, applicable to the Merger or any other transaction involving Parent, or (v) if Stockholder is not an individual, contravene or conflict with Stockholder’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iv), for any conflict, breach, default or violation described above which would not materially impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that questions the beneficial or record ownership of Stockholder’s Covered Shares, the validity of this Agreement or the performance by Stockholder of its obligations under this Agreement or that would reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g) No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

(h) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants and other agreements of Stockholder contained herein.

6. Termination. This Agreement and all rights and obligations of the parties hereunder shall commence on the date hereof and shall terminate upon the earliest of (such time, the “Expiration Date”) (a) the mutual agreement of Parent and Stockholder, (b) the Company Stockholders Meeting at which a vote upon the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement is taken and (c) the termination of the Merger Agreement in accordance with its terms; provided that (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (ii) this Section 6 and Section 8 shall survive any termination of this Agreement.

7. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company Board from taking any action (or failing to take any action) solely in his or her capacity as an officer or member of the Company Board (or any committee thereof) or from taking any action with respect to any Company Acquisition Proposal as an officer or member of the Company Board (or any committee thereof).

8. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably required or necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.

(c) No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, except in connection with a Permitted Transfer, neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, Representatives, successors or permitted assigns.

(e) Amendments. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval) by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (if no automated notice of delivery failure is received by the sender) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub

Advaxis, Inc.

212 Carnegie Center, Suite 206

Princeton, New Jersey 08540

Attention: Kenneth A. Berlin and Igor Gitelman

Email: berlin@advaxis.com; gitelman@advaxis.com

with copies to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Robert W. Dickey

Email: robert.dickey@morganlewis.com

if to the Stockholder

aMoon Growth Fund Limited Partnership

34 Yerushalaim Rd

Beit Gamla, 6th Floor

Attention: Noam Waldoks

Email: noam@aMoon.fund

with copies to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter N. Handrinos; Joshua M. Dubofsky

Email: Peter.Handrinos@lw.com; Josh.Dubofsky@lw.com

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8(k); (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8(f) of this Agreement. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(k).

(l) Specific Performance. Each of the parties hereto acknowledges and agrees that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent or Stockholder of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy). The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Stockholder or Parent otherwise have an adequate remedy at law. The parties hereto acknowledge that the agreements contained in this Section 8(l) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.

(m) Interpretation. The terms of Section 8.11 of the Merger Agreement apply to this Agreement mutatis mutandis.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

(o) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

(q) Capacity as Stockholder. Notwithstanding anything herein to the contrary, Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, employee or designee of Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first written above.

ADVAXIS, INC.

By:	/s/ Kenneth A. Berlin
Name: Kenneth A. Berlin
Title: President and Chief Executive Officer

AMOON GROWTH FUND LIMITED PARTNERSHIP
BY: AMOON GROWTH FUND G.P. LIMITED PARTNERSHIP, ITS GENERAL PARTNER
BY: AMOON GENERAL PARTNER, LTD., ITS GENERAL PARTNER

By:	/s/ Yair C. Schindel
Name: Dr. Yair C. Schindel
Title: Director, Managing Partner

/s/ Todd Sone
Todd Sone
GP

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares of Company Common Stock Beneficially Owned
aMoon Growth Fund Limited Partnership 34 Yerushalaim Rd Beit Gamla, 6th Floor Ra’anana, 4350110, Israel	2,991,473